EXHIBIT 11

                     BOISE CASCADE OFFICE PRODUCTS CORPORATION
                         COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except share information)


                             For the Three Months        For the Nine Months
                              Ended September 30          Ended September 30
                              1997          1996          1997          1996

EARNINGS PER SHARE
Shares of Common Stock:
  Weighted average
    shares outstanding     63,086,894   62,449,765     62,951,608  62,372,100

Net income                 $   12,532   $   11,720     $   39,153   $  40,877

Earnings per share         $      .20   $      .19     $      .62   $     .66


FULLY DILUTED EARNINGS PER SHARE
Shares of Common Stock:
  Weighted average
    shares outstanding     63,086,894   62,449,765     62,951,608  62,372,100
  Dilutive effect
    of options                137,830      185,987        135,759     272,379
  Dilutive effect of
    contingent shares         430,207      465,303        447,267     484,031
                           __________   __________     __________  __________
Fully Diluted Weighted Average
  Shares Outstanding       63,654,931   63,101,055     63,534,634  63,128,510

Net income                 $   12,532   $   11,720     $   39,153   $  40,877

Fully diluted earnings
  per share (1)            $      .20   $      .19     $      .62   $     .65





(1) Fully diluted earnings per share for the periods presented are not disclosed in the financial statements because the amounts are not considered dilutive under the provisions of Accounting Principles Board Opinion No. 15, "Earnings Per Share."